                                                                  EXHIBIT (P)(3)

                               THE CODE OF ETHICS
                                       OF
                      ABN AMRO ASSET MANAGEMENT (USA) LLC,
                        CHICAGO CAPITAL MANAGEMENT, INC.,
                           THE CHICAGO TRUST COMPANY,
                           TAMRO CAPITAL PARTNERS LLC
                                       AND
                     ABN AMRO INVESTMENT FUND SERVICES, INC.



I.       INTRODUCTION

This Code of Ethics (the "Code") has been adopted by ABN AMRO Asset Management
(USA) LLC ("AAAM"), Chicago Capital Management, Inc. ("CCM") and TAMRO Capital Partners LLC ("TAMRO") in compliance with Rule 17j-1 of the Investment Company Act of 1940. In addition, this Code covers The Chicago Trust Company ("TCTC") and ABN AMRO Investment Fund Services, Inc. ("AAIFS").

Although AAAM, CCM, TCTC, TAMRO and AAIFS (herein referred to as the "Companies") believe that individual investment and other activities are permissible if done in accordance with appropriate policies and procedures, their philosophy is to avoid conflicts of interest (or even the appearance of conflict) between services to advisory clients, investment manager transactions and personal account investments and activities. This inevitably places restrictions on the investment and other activities of Company employees, officers and directors. The purpose of this Code is to establish standards and procedures for the prevention and detection of activities by which personnel of the Companies, having knowledge of the investments and investment intentions of the Companies, may abuse their fiduciary duties and otherwise to deal with the types of conflict of interest situations to which the federal securities laws are addressed.

All employees, officers and directors who provide services to advisory clients owe a fiduciary duty to such clients. The general intent of this Code is that, in any situation where the potential for conflict exists, transactions for advisory clients must take precedence over personal account transactions or actions. Should any situation arise not specifically governed by this Code, this general intent shall govern the resolution of the matter. All Access Persons (as defined in Section II. hereof) are expected to adhere to this general principle as well as to comply with all the specific provisions of this Code that are applicable to them.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield employees, officers and directors from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of advisory clients.

Trading on or communicating "inside information" is prohibited under any and all circumstances.

Questions with respect to this Code should be directed to a designated Compliance Officer.

II.      RULES APPLICABLE TO EMPLOYEES, OFFICERS AND DIRECTORS

         A.  DEFINITIONS

                  1. The term "Client" or "Advisory Client" means any investment fund, institutional or private client for which a Company provides investment advisory services.

                  2. The term "Access Person" means any officer, director or Advisory Person (as defined below) of AAAM, CCM or TAMRO.






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                  With respect to TCTC and AAIFS, "Access Person" means any
         officer, director or employee of TCTC and AAIFS who, with respect to an Advisory Client, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains information concerning recommendations on Covered Securities being made by AAAM, CCM, TCTC or TAMRO to an Advisory Client.

                  3. The term "Advisory Person" means (a) any employee of the Companies, or of any company in a control relationship to one of the Companies, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by a Company for any Advisory Client, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (b) any natural person in a control relationship to one of the Companies who obtains information concerning recommendations made by AAAM, CCM, TCTC or TAMRO with regard to the purchase or sale of any Covered Security for any Advisory Client.

                  4. The term "Investment Person" means (a) any employee of the Companies, or of any company in a control relationship to one of the Companies, who, in connection with his or her regular functions or duties, makes or participates in making any recommendations regarding the purchase or sale of securities by Advisory Clients or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (b) any natural person in a control relationship to one of the Companies who obtains information concerning recommendations made by AAAM, CCM, TCTC or TAMRO with regard to the purchase or sale of any Covered Security for any Advisory Client.

                  5. A "Fund" means a US registered investment company, or any series thereof as the context may require.

                  6. The term "Beneficial Interest" or "Beneficial Ownership" includes the ownership of any security in the name of an Access Person, the name of the Access Person's spouse or the name of the Access Person's immediate family or partner sharing the same household. A person may be regarded as having a Beneficial Interest in the securities held in the name of another person (individual, partnership, corporation, trust or other entity) if, by reason of contract or understanding or relationship he or she obtains or may obtain therefrom benefits substantially equivalent to those of economic ownership.(1)

                  7. The term "Related Person" means a spouse, partner, minor child or relative sharing the same household.

                  8. The term "Control" with respect to securities accounts shall mean investment discretion in whole or in part of an account regardless of Beneficial Ownership, such as an account for which a person has power of attorney or authority to effect transactions.

                  9. The term "Personal Securities Transactions" is defined as securities transactions by Access Persons and Related Persons in which they have a Beneficial Interest or exercise Control.

                  10. The term "Covered Securities Account" is defined as an account at a broker, dealer or bank where securities are held in which an Access Person has any direct or indirect Beneficial Interests or account relationships where an Access Person exercises Control.

                  11. The term "Covered Security" includes all listed and unlisted shares, closed-end investment company shares and exchange traded funds and trusts, bonds, convertible bonds, warrants, units, scrip certificates and certificates representing entitlements to disbursements in other securities (such as dividend coupons designated for bonus shares, etc.), share certificates, scrip as well as security options and, furthermore, all instruments or interests

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(1)Reports required by this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect ownership in the Covered Security to which the report relates.


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         which are commonly known as a security including any interests which might be selected for, or be included in a Client's portfolio and including index options or rights in such securities. For purposes of this Code it includes futures (e.g. stock index futures, interest rate futures and options on those futures) and any instrument that has an investment return or value that is based, in whole or in part, on a Covered Security.

                  12. The term "effecting any securities transactions" is understood to be the making or effecting, in any way other than in the performance of one's duties, of any act, directly or indirectly, to purchase or sell any security.

         B.       ACCESS PERSON PROCEDURES

                  1.  Opening and Maintaining Personal Securities Account

                      a. All brokerage account relationships representing Beneficial Interests and account relationships where Access Persons exercise control are to be disclosed (form attached as Exhibit A) and instructions given to the broker (form attached as Exhibit B) that a copy of each confirmation and account statement be sent directly to the Compliance Department. Confirmations and statements are not required for accounts limited to mutual funds and maintained directly with the fund sponsor in those cases where securities transaction services are not available.

No employee, officer or director shall open or maintain personal accounts with the institutional broker representatives through which AAAM, CCM, TCTC or TAMRO execute transactions on behalf of Advisory Clients.

                      b. Access Persons must report the opening of new Covered Securities Accounts and all of their Personal Securities Transactions (including those of their Related Persons, those representing direct and indirect Beneficial Interests, and account relationships where Access Persons exercise control) to the Compliance Department not later than ten days after the close of the calendar quarter in which the transactions were effected or new account opened. A form will be sent to you quarterly (form attached as Exhibit C) for reporting purposes and shall include:

                         (i) The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares or principal amount of each security involved;

                         (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                         (iii)    The price at which the transaction was
                                  effected;

                         (iv) The name of the broker, dealer or bank with or through which the transaction was effected;

                         (v) The name of any Covered Securities Account established by the access person during the quarter and the date the account was established; and

                         (vi)     Access Person Signature and Date of Signature.

Access Persons may attach to the form a listing of transactions or copies of statements displaying transactions, but must indicate such attachment on the form and sign and date the form. The signature of the Access Person is required and represents that the Access Person has reported all covered transactions for the quarter.

                  2.  Preclearance of Personal Securities Transaction

                      a. All Access Persons must obtain approval from a designated Preclearance Officer before effecting a Personal Securities Transaction. A Preclearance Officer must obtain pre-approval from another designated Preclearance Officer or the Compliance Department when effecting a Personal Securities Transaction.

                      Preclearance of a trade shall be valid and in effect only until the end of the next business day following the day preclearance is given; provided, however, that a preclearance expires if and when the person




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becomes or should have become aware of facts or circumstances that would prevent a proposed trade from being precleared were such facts or circumstances made known to a Preclearance Officer at the time of preclearance. Accordingly, if an Access Person becomes or should have become aware of new or changed facts or circumstances that give rise to a question as to whether preclearance could be obtained if a Preclearance Officer was aware of such facts or circumstances, the Access Person shall be required to so advise the Preclearance Officer before proceeding with such transaction.

                      Purchases or sales of securities by Access Persons will be permitted only if the securities are not on a restricted list and the Trading Desk has no open orders for the securities. The restricted list is a confidential list and is not to be disclosed to Access Persons other than the Preclearance Officers, Compliance or Legal Departments or Senior Management.

                      Transactions in equity securities where the transaction (or series of related transactions) involves under $10,000 of the securities of a company with a market capitalization of over $10 billion must be precleared, however, they will be authorized: (1) regardless of whether the security appears on the restricted list but, (2) only when the Trading Desk has no open orders for the securities.

                      Transactions in index-based exchange traded funds or exchange traded unit investment trusts (such as SPDR's) must be precleared and will be authorized when the Trading Desk has no open orders for the specific investments.

                      b. Access Persons are permitted to place limit orders; however, limit orders must be precleared on a daily basis following the day preclearance is given.

                          c. Except as stated below, preclearance is required for all Covered Securities.


                          d. Preclearance does not apply to:

                          (1) Purchases and sales of government obligations, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments,(2) and shares of open-end investment funds and commodities; and


                         (2) Purchases or sales effected in any account over which the Access Person has no direct influence or control including non-volitional investment programs or rights;

                         (3) Purchases effected by reinvesting cash dividends pursuant to an automatic dividend reimbursement program ("DRIP"). This exemption does not apply, however, to optional cash purchases pursuant to a DRIP;

                         (4) Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights;

                         (5) Transactions involving the exercise of employee stock options;

                         (6) Transactions in futures contracts (and options on futures contracts).

                      e. Access Persons may under unusual circumstances, such as a personal financial emergency, apply for an exception to a designated Compliance Officer from a trading restriction, which application may be granted or denied.

III.     MINIMUM HOLDING PERIOD


---------------------------
(2)Any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization ("NRSRO").





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         Access persons shall not purchase and sell or sell and purchase the same security (or equivalent security) within 30 calendar days. A LIFO basis will be utilized for purposes of calculation when more than one lot is involved. Activity will be aggregated among all of an Access Person's Covered Security Accounts.

         Exceptions will only be pre-approved on a case-by-case basis by two of the following three parties: the CEO, the CFO and/or a designated Compliance Officer.

IV.      PROHIBITED DEALINGS

         A. Access persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments for an Advisory Client. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of a Fund or any affiliated person of an investment adviser of a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired(3) by a Fund to:

                  1.  employ any device, scheme or artifice to defraud a Fund;

                  2. make any untrue statement of a material fact to a Fund or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  3. engage in any act, practice or course of business that operates or would operate as fraud or deceit upon a Fund; or

                  4. engage in any manipulative practice with respect to a Fund.

         B. Trading on or communicating "inside information" is prohibited, under any and all circumstances. For more information, refer to each Company's Insider Trading Policies and Procedures.

         C. Access Persons may not purchase new equity issues (including convertible bonds or preferred stock) on the initial public offering without the prior approval of the President of ABN AMRO Asset Management Holdings, Inc.(4) The reasons for such approval will be documented and provided to the respective Company's Compliance Department for maintenance of required records.

         It is prohibited to use the facilities of the Companies to secure new issues for any non-clients, directly or indirectly.

         D. Access Persons may not acquire a beneficial interest in any securities in a private placement or exercise discretion with respect to a private placement for a controlled account without prior written approval (Exhibit F) from a designated Compliance Officer. Approval of such transactions will take into consideration, among other factors, whether the investment opportunity should be reserved for Client accounts and whether the opportunity is being offered to an individual by virtue of his or her position with the Company.

         E. Access Persons are not permitted to, directly or indirectly, purchase securities from or sell securities to Client accounts.



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(3)Security Held or to be Acquired by a Fund means any Covered Security which, within the most recent 15 days is or has been held by a Fund or is being considered by the Fund or its investment adviser for purchase by the Fund and any option to purchase or sell, any security convertible into or exchangeable for, a Covered Security






(4)If the President is deemed to be an Investment Person and seeks to acquire a Beneficial Interest in an initial public offering, the request for approval will be submitted to the Compliance Department.



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         F. Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior written authorization from a respective Company's Board of Directors based upon a determination that the board service would be consistent with the interests of the Company and its clients. In circumstances in which board service is authorized, the Access Person will be isolated from those making investment decisions in that security through "Chinese Wall" or other procedures.

         G. It is prohibited for Access Persons to influence the allocation of brokerage for direct or indirect personal benefit. Disclosure must be made to the Compliance Department with respect to family members in the securities business (Exhibit A).

         H. Access Persons shall not effect transactions that are excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties. Whether an Access Person's personal account transactions are excessive will be determined by Senior Management based upon all the surrounding facts and circumstances. Trading restrictions may be imposed on any Access Person who is found to have engaged in excessive trading.

V.    ADDITIONAL REQUIREMENTS FOR INVESTMENT PERSONS

         A. Investment Persons who have been authorized to acquire securities in an initial public offering or who have Beneficial Interests prior to Company employment are required to disclose the investment when they play a part in any subsequent consideration of Client investments in the issuer. In such circumstances, the Company's decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the issuer.

         B. Investment Persons who have been authorized to acquire securities in a private placement or who have Beneficial Interests prior to Company employment are required to disclose the investment when they play a part in any subsequent consideration of Client investments in the issuer. In such circumstances, the Company's decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the issuer.

         C. Investment Persons, when recommending any security, shall disclose any direct, indirect or potential conflict of interest such Investment Person may have relating to the issuer of the security being recommended.

         D. Analysts purchasing or selling a security (or its equivalent such as options) for their Covered Securities Accounts contrary to recommendations they have issued on the same security or the security's issuer, will be required to preclear such transaction with their Director of Equity or Fixed Income, Director of Research or designee ("Director") prior to placing a regular preclearance request. Such preclearance will be in writing and a copy forwarded to the Compliance Department. Preclearance may be granted by the respective Director when the proposed transaction is found to present no conflicts of interest with the interests of Clients, given the Company's fiduciary duty to Clients. Upon receipt of approval from the respective Director, an analyst will then submit a regular preclearance request.

VI.    ANNUAL REPORTS

         A. No later than ten days upon commencement of employment and on an annual basis thereafter Access Persons must disclose all personal securities holdings (form attached as Exhibit D). The report must contain information that is current as of a date no more than thirty days before the report is submitted.

         B. Upon commencement of employment and on an annual basis thereafter Access Persons will be required to confirm accounts representing Beneficial Interests and accounts where the Access Person has Control (form attached as Exhibit A).

         C. Upon commencement of employment and on an annual basis thereafter Access Persons will be required to disclose family members in the securities business. Access Persons are also required to update this disclosure any time during the year when family status changes (form attached as Exhibit A).

         D. Upon commencement of employment and on an annual basis thereafter Access Persons must disclose all outside affiliations including but not limited to those with public and private companies, partnerships,



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foundations and municipalities. Access Persons are also required to update this disclosure any time during the year when outside affiliations change (form attached as Exhibit E).

         E. Upon commencement of employment and on an annual basis thereafter Access Persons must certify in writing that they have read, understand and agree to comply with this Code of Ethics and Company Insider Trading Policies and Procedures (form attached as Exhibit G).

VII.     OUTSIDE DIRECTORS AND OFFICERS

         Except as to II.B.1.a, II.B.2, III, IV.F. and V. all the provisions of this Code of Ethics shall apply to outside directors and officers of the Companies, provided that they do not have access to information regarding the securities being traded for or recommended on behalf of Clients prior to the effective dissemination of such information.

VIII.    GIFTS

         Access Persons shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value ($100) from any person, company or other entity (other than such person's employer) that such Access Person knows or should have known does business, or proposes to do business, with the Companies. This prohibition does not apply to an occasional meal or ticket to a theatre, sporting event or other entertainment event that is an incidental part of a meeting that has a clear business purpose.

IX.      CONDITION OF EMPLOYMENT

              Compliance with this Code of Ethics is a condition of employment and wilful violation of its provisions may be cause for termination of employment without notice. Taking into consideration all relevant circumstances, Senior Management will determine what action is appropriate for any breach of its provisions. Sanctions may include, but are not limited to, cancellation or reversal of Personal Securities Transactions, profit forfeiture, restitution of an amount equal to the difference between the price paid or received by any Advisory Client and the Access Person's more advantageous price, or other financial penalties and limitations on personal trading. The decision of Senior Management will also govern questions of interpretation arising under this document.

         It is the responsibility of each Access Person to take the initiative to comply with the requirements of the Code. Any effort by a Company to facilitate compliance does not change or alter that responsibility.

         Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

X.       ADMINISTRATIVE PROCEDURES

         A. The Compliance Department will identify all Access Persons and notify them of their obligations under this Code of Ethics.

         B. Transaction and holding reports will be reviewed by the Compliance Department to determine their conformity with this Code, to identify potential conflicts of interest and to compare the accuracy of the past year's transaction reports against the current year's holding reports. The Compliance Department will track any apparent violations to the Code and report such violations to the Company Ethics Committee on a quarterly or more frequent basis. The Ethics Committee will determine any corrective action and/or sanctions, if any, that should be imposed on Access Persons in addition to those that may have already been imposed. Each Ethics Committee will consist of at least one member from Senior Management and at least one member from the Compliance Department.

         C. The Compliance Department will track any exemptions granted under the Code and will report such exemptions to the Ethics Committee on a quarterly or more frequent basis.




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         D. AAAM, CCM and TAMRO, as advisers to U.S. registered investment companies, will submit to the Fund Board of Trustees for approval their Code, as well as the Codes of any Participating Affiliates(5) and Sub-Advisers providing advice to the Funds. If AAAM, CCM or TAMRO, a Participating Affiliate or a Sub-Adviser to the Funds makes a material amendment to its Code, the Code must be re-submitted to the Fund Board for approval within six months of the change.

         E. At least annually, AAAM, CCM and TAMRO, Participating Affiliates and Sub-Advisers will each provide a written report to the Fund Board of Trustees that: (1) describes issues since the last report to the Board that arose under the Code or its procedures to the Code including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations, and (2) certifies that the entity has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics.

XI.  RECORDKEEPING REQUIREMENTS


The Companies will, at their principal place of business, maintain the following records in the manner and to the extent set out below.

         A. A copy of each Code of Ethics that is in effect, or at any time within the past five years was in effect, will be maintained by the Compliance Department in an easily accessible place.

         B. A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, will be maintained by the Compliance Department in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

         C. A copy of each report made by an Access Person as required by this Code, as well as confirmations and statements received by the Compliance Department, will be maintained by the Compliance Department for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place.

         D. A record of all persons, currently or within the past five years, who are or were required to make reports, or who are or were responsible for reviewing these reports, will be maintained by the Compliance Department in an easily accessible place.

         E. A record of each written report to the Fund Board of Trustees as described in Section X.E. above will be maintained by the Compliance Department for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

         F. A record of any decision, and the reasons supporting the decision, to approve the acquisition of initial public offerings and private placements by Investment Persons will be maintained by the Compliance Department for at least five years after the end of the fiscal year in which the approval is granted.

DECEMBER 12, 2001















----------------------------
(5)Pursuant to a no-action letter granted by the U.S. Securities and Exchange Commission on July 1, 1997.




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